Exhibit 99.1

Oragenics, Inc. and Texas A&M University System Granted U.S. Patent for Lantibiotic MU1140

May 23, 2018 02:00 PM Eastern Daylight Time

TAMPA, Fla.—(BUSINESS WIRE)—Oragenics, Inc. (NYSE American: OGEN) (the “Company”), a clinical stage biotechnology company, today announced that the United States Patent and Trademark Office (USPTO) has granted Oragenics and The Texas A&M University System U.S. Patent No. 9,964,488 titled, “Variants of the Lantibiotic MU1140 and Other Lantibiotics with Improved Pharmacological Properties and Structural Features.”

Among other things, the patent covers the unique variants of the lantibiotic 1140 (MU1140) and other lantibiotics with improved pharmacological properties and structural features as well as the methods of using these compositions to treat and prevent infections, diseases, and colonization by one or more types of bacteria.

“In recent years, antibiotic resistant bacteria have been on the rise, affecting millions of people worldwide and resulting in an increasingly large burden on the healthcare system. Lantibiotics serve as an important class of antibiotics with the potential to serve in the treatment of problematic infections caused by Gram-positive bacteria, while also potentially limiting the development of drug resistance,” Alan Joslyn, chief executive officer and president of Oragenics, said. “This patent provides broad protection for unique variants of MU1140 and other lantibiotics in our library that will enter IND-enabling studies for the treatment of antibiotic resistant bacteria.”

James Smith, associate professor in the Department of Biology at Texas A&M University, said, “Healthcare-associated infections caused by multi-drug resistant pathogens have become particularly worrisome. Through our collaborative work, we are pleased that the granting of this patent will support the continued development of novel lantibiotics. We are hopeful that we are on a path towards new antibiotic treatments that have the potential to target this critical, unmet need in the medical community.”

About Oragenics, Inc.

We are focused on becoming a leader in novel antibiotics against infectious disease and on developing effective treatments for oral mucositis. Oragenics, Inc., has established two exclusive worldwide channel collaborations with Intrexon Corporation (NYSE: XON) and its subsidiaries. The collaborations allows Oragenics to accelerate the development of much needed new antibiotics that can work against resistant strains of bacteria and the development of biotherapeutics for oral mucositis and other diseases and conditions of the oral cavity, throat and esophagus.

For more information about Oragenics, please visit www.oragenics.com.

About the Department of Biology at Texas A&M University

The Department of Biology is responsible for research and teaching within the vast disciplines of the biological sciences, from molecular cell biology to ecology and evolutionary biology. Our faculty performs cutting-edge research in a wide array of biological sciences in the laboratory and in the field. Our graduate research programs prepare scientists for careers in academia, industry and government, and enhance our understanding of the central role of biological systems in the global environment. Our undergraduate students gain a firm foundation in modern biological sciences to prepare them for a multitude of careers that depend on a solid understanding of biology.

For more information about the Department of Biology at Texas A&M University, please visit http://www.bio.tamu.edu/.

About Research at Texas A&M University: As one of the world’s leading research institutions, Texas A&M is at the forefront in making significant contributions to scholarship and discovery, including that of science and technology. Research conducted at Texas A&M represented annual expenditures of more than $905.4 million in fiscal year 2017. Texas A&M ranked in the top 20 of the National Science Foundation’s Higher Education Research and Development survey (2016), based on expenditures of more than $892.7 million in fiscal year 2016. Texas A&M’s research creates new knowledge that provides basic, fundamental and applied contributions resulting, in many cases, in economic benefits to the state, nation and world. To learn more, visit http://research.tamu.edu.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect management’s current views with respect to future events and performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “ believe,” “ expect,” “ anticipate,” “ intend,” “ estimate,” “ project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, whether the reverse stock split will be beneficial to the Company and its shareholders, any inability to meet the NYSE American continued listing standards in the future for any reason, and those other factors described in our filings with the U.S. Securities and Exchange Commission. Any responsibility to update forward-looking statements is expressly disclaimed.

Contacts

Oragenics, Inc.

Corporate:

Michael Sullivan, 813-286-7900

chief financial officer

msullivan@oragenics.com

or

Investor/Media Relations:

The Ruth Group

Tram Bui, 646-536-7035

tbui@theruthgroup.com